NEWS RELEASE
	Contact:	P. G. Perez
Corporate Secretary
(936) 637-5267
FOR IMMEDIATE RELEASE

LUFKIN INDUSTRIES NAMES BRIAN GIFFORD
VICE PRESIDENT OF HUMAN RESOURCES

LUFKIN, Texas, September 20, 2010 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced that Brian J. Gifford has been named Vice President of Human Resources for the Company.  In this role, Mr. Gifford will be responsible for all Company policies, compensation, employee benefits, labor relations, environmental, health, safety and security operations throughout the world, effective immediately.
Mr. Gifford is a 32-year veteran of the oilfield services industry, coming to Lufkin from assignments with Schlumberger, Ensco International and most recently with X-Treme Oil Drilling Corporation as their Corporate Manager of Human Resources. In addition, Mr. Gifford has served in a number of other domestic and international management positions, which provides him with the energy industry background that will be needed for this assignment. Mr. Gifford will report to John F. “Jay” Glick, Lufkin’s CEO and President.
A graduate of the University of Windsor, where he received a B.A. in Psychology, Mr. Gifford also completed Schlumberger’s program for HR Development and the Schlumberger Forum for Executive Development.
Mr. Glick commented, “Brian Gifford brings a strong history of human resource experience to Lufkin Industries from his domestic and international assignments. We welcome him to the Lufkin team, and we look forward to working with him as he takes responsibility for the Company’s Human Resources.”
Lufkin Industries, Inc. sells and services oilfield pumping units, foundry castings and power transmission products throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.
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